Exhibit 10.3
AMENDMENT TO EMPLOYMENT AGREEMENT
The Employment Agreement by and between Blackboard Inc. and Matthew H. Small, which took effect January 26, 2004 (“Agreement”) is hereby amended pursuant to this Amendment to Employment Agreement (“Amendment”). This Amendment will take effect on October 18, 2008.
The parties, for good and valuable consideration, the sufficiency of which is hereby acknowledged, hereby agree as follows:
1. Section 7, “Termination by the Company,” part (a)(i) is hereby amended and restated as follows:
(i)	pay to the Employee an amount equal to his annual base salary based on his highest annual base salary for the three year period prior to the termination date and earned bonus through the end of and including the then current quarter, less applicable taxes and withholdings (“Severance Payment”). The Severance Payment shall be made in a lump sum, less applicable taxes and withholdings. To receive the Severance Payment Employee must sign a release of any and all claims in the form provided by the Company. The Severance Payment shall be made on the first pay period following Employee’s termination date that is at least ten days after Employee delivers the signed release to the Company; provided, however, that if the maximum period of time permitted under applicable law for the Employee to sign and revoke the release extends into the calendar year following the calendar year of the Employee’s termination date, then the Severance Payment shall be made no earlier than January 1 of such subsequent calendar year. Employee shall also be reimbursed for outstanding expenses as of his termination date;
2. Section 8, “Termination by Death or Disability of the Employee,” part (c) is hereby amended by adding the following sentences:
This amount shall be paid in a lump sum, less applicable taxes and withholdings. To receive this amount Employee must sign a release of any and all claims in the form provided by the Company. This amount shall be paid on the first pay period following Employee’s termination date that is at least ten days after Employee delivers the signed release to the Company; provided, however, that if the maximum period of time permitted under applicable law for the Employee to sign and revoke the release extends into the calendar year following the calendar year of the Employee’s termination date, then the Severance Payment shall be made no earlier than January 1 of such subsequent calendar year. .
3. Section 9, “Termination by the Employee,” parts (a) and (a)(i) are hereby amended and restated as follows:
     9. Termination by the Employee.

(a)	The Employee may terminate the Employee’s employment at any time, with or without Good Reason (as defined below), by giving written notice to the Company as set forth below. It is specifically acknowledged and agreed that a notification by the Employee of a determination not to allow this Agreement to automatically renew pursuant to Section 1 shall not be a termination by the Employee for any purpose hereunder. Any such termination, if without Good Reason, shall become effective on the date specified in such notice, provided that the Company may elect to have such termination become effective on a date after, but not more than, fourteen (14) days after the date of the notice. Employee may resign with Good Reason only if (i) Employee provides notice of such reason for resignation to the Company within 90 days of the initial existence of the condition giving rise to the Good Reason and stating that such reason will be ground for resignation with Good Reason, and (ii) if the Company failed to cure such reason within thirty (30) days following receipt of such notice. Furthermore, any such resignation shall occur within one (1) year of the occurred of a Good Reason event. If such termination is with Good Reason the Company shall, subject to the provisions of this Agreement:
(i)	pay to the Employee a cash payment equal to his annual base salary based on his highest annual base salary for the three year period prior to the termination date and earned bonus through the end of and including the then current quarter, less applicable taxes and withholdings (“Severance Payment”). The Severance Payments shall be made in a lump sum, less applicable taxes and withholdings. To receive the Severance Payment Employee must sign a release of any and all claims in the form provided by the Company. The Severance Payment shall be paid on the first pay period following Employee’s termination date that is at least ten days after Employee delivers the signed release to the Company; provided, however, that if the maximum period of time permitted under applicable law for the Employee to sign and revoke the release extends into the calendar year following the calendar year of the Employee’s termination date, then the Severance Payment shall be made no earlier than January 1 of such subsequent calendar year. Employee shall also be reimbursed for outstanding expenses as of the termination date; and
4. The following Section 9A, “Section 409A Provisions,” is added:
9A. Section 409A Provisions
Section 409A. Subject to this Section 9A, any payments or benefits under Section 7, 8 or 9 shall begin only upon the date of a “separation from service,” as defined below, which occurs on or after the date of termination under Section 7, 8 or 9, as applicable. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Employee under Section 7, 8 or 9, as applicable:
(a)	It is intended that each installment of the payments and benefits provided under Section 7, 8 or 9, as applicable, shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(b)	If, as of the date of Employee’s “separation from service” from the Company, Employee is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 7, 8 or 9, as applicable; and

(c)	If, as of the date of Employee’s “separation from service” from the Company, Employee is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:
(i)	Each installment of the payments and benefits due under Section 7, 8 or 9, as applicable, that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of Employee’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii)	Each installment of the payments and benefits due under Section 7, 8 or 9, as applicable, that is not described within Section 9A(c)(i) and that would, absent this subsection, be paid within the six-month period following Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation 1.409A-1(b)(9)(iv) (relating to reimbursements and certain other separation payments). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

(d)	The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).

(e)	All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.
5. Section 15, “Notices,” is hereby amended and restated as follows:
15. Notices.
Any notice expressly provided for under this Agreement shall be in writing, shall be given either manually or by mail and shall be deemed sufficiently given when actually received by the party to be notified or when mailed, if mailed by certified or registered mail, postage prepaid, addressed to such party at their addresses as set forth below. Either party may, by notice to the other party, given in the manner provided for herein, change their address or receiving such notices.
(a) If to the Company, to:
Blackboard Inc.
650 Massachusetts Ave, NW, 6th Floor
Washington, D.C. 20001-3796
Attn: CEO
(b) If to the Employee, to the address that the Company has on file for Employee at the time the notice is to be sent.
6. The following Sections 19 and 20 are added:
19. Effect of Termination.
Notwithstanding any termination or expiration of this Agreement, the rights and obligations under this Agreement, which by their nature should survive, will remain in effect after the termination or expiration of this Agreement.
20. Compliance With Section 409A.
This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to Employee or any other person for any actions, decisions or determinations made in good faith.
7. Except as expressly provided herein, the terms and conditions of the Agreement remain unmodified. All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

This Amendment shall be governed by the same provisions as set forth in Section 16 of the Agreement. If any part of this Amendment is held by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall continue with full force and effect. The headings in this Amendment are for convenience only and shall not effect the interpretation of this Amendment.

This Amendment has been agreed to and executed by the following parties on the dates set forth opposite their names:

/s/ Matthew H. Small		October 17, 2008

Matthew H. Small		Date

Blackboard Inc.

By:	/s/ Justin Tan	October 17, 2008

Justin Tan		Date
Senior Vice President